EXHIBIT 23.1

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated December 8, 2010 relating to our audits of the financial statements of Parametric Sound Corporation (the “Company”) as of and for the years ended September 30, 2010 and 2009 in this Registration Statement on Form S-1 for the registration of 4,000,000 shares of the Company’s common stock. Our report dated December 8, 2010 relating to the aforementioned financial statements included an emphasis paragraph describing an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

San Diego, California
March 23, 2011